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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-118691 and 333-123903, Form S-8 Nos. 333-63451, 333-62910, 333-97163, 333-63453 and 333-120539) of CRA International, Inc. and in the related Prospectus of our reports dated February 6, 2006, with respect to the consolidated financial statements of CRA International, Inc., CRA International, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of CRA International, Inc., included in the Annual Report (Form 10-K) for the year ended November 26, 2005.

/S/ ERNST & YOUNG LLP

Boston, Massachusetts
February 6, 2006

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  Exhibit 23.1